ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is effective as of November 23, 2004, and is by and among ScaleCars, Ltd., a Nevada Corporation, whose address is 16055 North Dial Blvd. Suite 5, Scottsdale, Arizona 85260 (the "Seller"), Ten Stix, Inc., a Nevada corporation ("Ten Stix"), and Scottsdale Diecast, Inc., an Arizona Corporation, whose address is P.O. Box 26496, Scottsdale, Arizona 85255 (the "Purchaser") and , a wholly-owned subsidiary of Ten Stix.


                                    RECITALS

     A. Whereas, Seller is the owner of that certain business known as ScaleCars, Ltd., located at 16055 North Dial Blvd. Suite 5, Scottsdale, AZ 85260 (the "Business").

     B. Whereas, Ten Stix, though its wholly-owned subsidiary, the Purchaser desires to purchase all assets of the Business.

     C. Whereas, as a condition to this Agreement, the Purchaser will concurrently execute a Commercial Lease (the "Lease") under which Purchaser shall lease from Seller, and Seller will lease to Purchaser approximately 2,800 square feet of retail space (the "Business Premises") in the building where the Business is currently conducted, which building is owned by ABR Group, Inc.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

     As used herein, the following terms shall have the following meanings:

     1.1 Closing Date. The "Closing Date" shall be November 24, 2004, or such later date as mutually agreed upon by the parties in writing.

     1.2 Excluded Assets. The term "Excluded Assets" shall mean those assets of Seller which are not to be acquired by Purchaser hereunder. The "Excluded Assets" are defined as all personal items which shall be specifically designated on Exhibit 1, prior to Closing. The "Excluded Assets" are not included as Purchased Assets under Section 1.3. In this regard, Seller and Purchaser will prepare and attach, as a supplement hereto, an Exhibit that reasonably and fairly reflects the value of the what must be completed with respect to each work in-progress project, the amount the customers have agreed to pay for such project, the amount paid as of Closing, and the agreed account receivable as of Closing.

     1.3 Purchased Assets. The term "Purchased Assets" shall mean all assets of the Business located at 16055 North Dial Blvd. Suite 5, Scottsdale, AZ 85260, and all of Seller's right, title and interest in and to the following:

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          (a) Seller's supplier, customer and vendor lists and records pertaining thereto;

          (b) The trade name, website and URL addresses "ScaleCars.com," and all other trade names, websites, and URL addresses associated with the Business including with out limitation those trade name, website and URL addresses set forth on Exhibit 2.

          (c) All registered and unregistered trademarks, service marks, sales marks, colors, names and slogans relating to ScaleCars.com and ScaleCars, Ltd, and all applications for any of the foregoing, together with all of the Seller's rights to use all of the foregoing forever, and all goodwill associated with any of the foregoing;

          (d) The existing phone number(s) and web-site of the Business; and

          (e) Any and all equipment, furniture, fixtures, assets, racks, machinery trade fixtures, miscellaneous supplies, inventory, assets, existing rental contracts and tangible and intangible personal property including without limitation those items set forth on Exhibit 3, attached hereto and incorporated herein by this reference.

                                   ARTICLE 2.

                     ESCROW AND PURCHASE AND SALE OF ASSETS

     2.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller will sell, convey, transfer, assign, and deliver to Purchaser on the Closing Date, the Purchased Assets.

     2.2 Assumption of Obligations and Liabilities. Purchaser is not assuming any obligations or liabilities of Seller and is not assuming any liabilities associated with the Purchased Assets, such as warranties relating to any projects or portions of projects completed by Seller prior to close. To the best of Seller's knowledge, there are no liabilities associated with the Purchased Assets.

     2.3 Purchase Price. Upon the terms and subject to the conditions contained herein, the purchase price to be paid by Purchaser to Seller for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets free and clear of all liens and encumbrances, shall be:

          (a) Four million nine hundred thousand (4,900,000) restricted shres of common shares of Ten Stix, Inc.; and

          (b) $166,919.89, evidenced by Purchaser's Promissory Note (the "Purchaser Note"), in the form and content as attached hereto as Exhibit 4, and made a part hereof by this reference, payable as follows:

               (i) Thirty thousand dollars ($30,000) payable in four (4) equal installments of $7,500 each as follows:

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                    (A) $7,500 payable 90 days after Closing;

                    (B) $7,500 payable 180 days after Closing;

                    (C) $7,500 payable 270 days after Closing; and

                    (D) $7,500 payable 360 days after Closing.

               (ii) The balance of the cash purchase price of $136,919.89 payable in full 450 days after Closing.

     2.4 Failure to Satisfy Conditions to Closing. If at the Closing Date, the Purchaser or Seller has failed to satisfy all conditions to closing or a waiver of any condition has not been obtained from the other party, and no extension of the Closing Date has been mutually agreed to by the parties, then either party may, at any time thereafter and prior to the satisfaction of all of the conditions to this Agreement by written notice to the other party, terminate the executory provisions of this Agreement, in which event any funds deposited and delivered to Escrow Holder by Purchaser or any other party shall immediately be returned to the Purchaser or such other party and any and all original documents to be delivered hereunder by any party or their attorneys or agents, shall be returned to such delivering party immediately, and thereafter, no party shall have any further obligations hereunder.

     2.5 Allocation of Purchase Price. Prior to the Closing Date, or such earlier date as Escrow Holder shall require for calculation of any prorations or withholdings, Purchaser and Seller shall use their respective best reasonable efforts to agree upon an allocation of the aggregate purchase price being paid pursuant to this Agreement for the Purchased Assets, which allocation shall comply in all material respects with the requirements of Internal Revenue Code
Section 1060 and the underlying regulations. Seller shall cooperate in all reasonable respects with Purchaser's due diligence, which due diligence may, among other things, include: (a) putting together an itemized list of the Purchased Assets to be acquired pursuant hereto; (b) ascertaining a close as reasonably possible, the original cost, accumulated depreciation, book value and tax basis of each such asset; and (c) ascertaining the current use and operating condition of each such asset. Such allocation shall be set forth on two (2) IRS Forms 8594 (one in the form required to be filed by Seller and the other in the form required to be filed by Purchaser), which shall be presented to Seller for its approval, which approval shall not be withheld unreasonably and shall, to the extent practical, be given prior to the Closing Date. Provided such allocation has been approved by Seller and the transaction contemplated by this Agreement is closed, Purchaser and Seller shall each report the transaction on their respective federal income tax returns for the taxable year in which the transaction is closed on the applicable IRS Form 8594 prepared by Purchaser and approved by Seller, and each shall report the transaction for state income tax purposes using the allocation set forth in such IRS Forms 8594. A copy of Form 8594 is attached hereto as Exhibit 5

                                   ARTICLE 3.

                                     CLOSING

     3.1 Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of ScaleCars.com - 10655 N. Dial Blvd. Suite 5, Scottsdale, AZ 85260, or such other place as the Seller and the Purchaser shall agree, at 5:00 p.m., local time, on November 24, 2004, or such other date and time agreed to by the Seller and the Purchaser (such date of the Closing being hereinafter called the "Closing Date"). The Closing shall be deemed to be effective as of the close of business on the Closing Date.

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     3.2 Conveyances at Closing.

          (a) To effect the transaction contemplated in this Agreement, Seller will, on the Closing Date, deliver to Purchaser the following:

               (i) A Bill of Sale conveying in the aggregate all the Purchased Assets pursuant to paragraph 1.3, with title vested in Purchaser, or its designated nominee, in the form as approved by Purchaser, to be attached hereto as Exhibit 6.

               (ii) A duplicate original executed copy of the Lease of the Business Premises in the form and content as attached hereto as
          Exhibit 7, fully executed by Seller and Purchaser; and

               (iii) All such other documents and instruments as shall be reasonably requested by Purchaser to vest in Purchaser title in and to the Purchased Assets in accordance with the provisions hereof.

          (b) To effect the transaction contemplated in this Agreement, Purchaser will, on the Closing Date, deliver to Seller the following:

               (i) Four million nine hundred thousand (4,900,000) restricted shares of common shares of Ten Stix, Inc., registered in the name of Seller;

               (ii) Purchaser's fully executed Promissory Note in favor of Seller in the principal amount of $166,919.89 in the form and content as attached hereto as Exhibit 4;

               (iii) A duplicate original executed copy of the Lease of the Business Premises in the form and content as attached hereto as
          Exhibit 7, fully executed by Seller and Purchaser; and

               (iv) All such other documents and instruments as shall be reasonably requested by Seller in accordance with the provisions hereof.

               (c) All instruments executed and delivered to Seller and Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller and Purchaser.

               (d) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, contract, license, lease commitment, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way

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          affect the respective rights of Purchaser or Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so the Purchaser would not receive all such rights, Seller will cooperate with Purchaser, in all reasonable respects, to provide to Purchaser the benefits under any such claim, contract, alarm service contract, license, lease, commitment, sales order or purchase order, including without limitation, enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any transfer of assignment to Purchaser of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

               (e) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement by Seller to transfer to Purchaser any of the Excluded Assets.

     3.3 Closing Costs.

          (a) Seller shall incur all costs and expenses in clearing and delivering clear title to the Purchased Assets.

          (b) Purchaser will incur all costs of escrow.

                                   ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser that:

     4.1 Organization of Seller. Seller is a Nevada corporation organized and existing under the laws of the State of Nevada.

     4.2 Authorization. Seller has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller do not have to be authorized by any third party. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

     4.3 Title to Purchased Assets, Etc. Seller has good, marketable, and unencumbered title to all the Purchased Assets or will, prior to the Closing Date obtain, to the satisfaction of Purchaser good, marketable, and unencumbered title. None of the Purchased Assets will as of the Closing Date be subject to any mortgage, pledge, lien, security interest, encumbrance, claim, charge or material adverse interest of any kind or character. None of the Fixed Assets are subject to, or held under, any security, conditional sales or other title retention contract or will be located on the Closing Date at the facilities where the Business is operated and which Purchaser will be occupying under the Commercial Lease as provided in this Agreement. All inventories of goods held by Seller are of merchantable quality and usable or salable in the ordinary course of the Business. There are not and there will not be as of the Closing Date, any unpaid or

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outstanding liabilities to creditors which affect or may affect Seller's title to the Purchased Assets. Seller is not in breach or default under any agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, give rise to any adverse claim against the Purchased Assets, nor has Seller been notified of any such allegation.

     4.4 Taxes. Seller has filed all federal, local and state tax returns required to be filed by the Seller have been timely filed and all taxes have been paid in full in accordance with applicable laws. Such tax returns are true, correct and complete in all material respects. Seller is not in default of any tax obligation or settlement, and none of the Purchased Assets is subject to any lien arising in connection with any failure or alleged failure to pay any tax;

     4.5 Employees / Contractor Wages and Compensation. Any and all employee or other wages due and owing by Seller have been paid in full, and Seller has withheld and paid all corresponding taxes required to have been withheld and paid in connection with amount paid or owing to any employee or independent contractor, and none of the Purchased Assets is subject to any lien arising in connection with failure or alleged failure to pay such wages or withhold and pay such taxes;

     4.6 Product Warranty. Each product manufactured, sold or delivered by any Seller in connection with the Business has been manufactured, sold or delivered, as the case may be, in conformity with all applicable contractual commitments (including any applicable warranties), and no Seller has any Liability in connection with the Business (and there is no basis for any present or future Action against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, except to the extent of the reserve for product warranty claims set forth on the most recent financial statements as adjusted for the passage of time through the Closing Date in the ordinary course of business. No product manufactured, sold or delivered by any Seller in connection with the Business is subject to any guaranty, warranty or other indemnity beyond such Seller's applicable standard terms and conditions of sale. Exhibit 8 includes copies or complete descriptions of the standard terms and conditions of sale in connection with the Business.

     4.7 Product Liability. Seller has manufactured, sold or supplied products or services that are or were or will become in any material respect faulty or defective or that do not comply in any material respect with any warranties or representations expressly or impliedly made by any Seller and, to Seller's Knowledge, there is no basis for any present or future action arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or Delivered by such Seller in connection with the Business.

     4.8 "AS-IS" Sale. Except as set forth herein, Purchaser acknowledges that Seller makes no representation or warranty, either expressed or implied, with respect to the Purchased Assets, their present condition or fitness or suitability for any particular purpose. In this respect, Purchaser confirms that he is relying solely upon his investigation and review of the present condition of the Purchased Assets.

     4.9 Reports and Financial Statements. Purchaser has heretofore been furnished with complete copies of the unaudited balance sheet, statements of income and cash flows of ScaleCars, Ltd. as of November 10, 2004 attached hereto as Exhibit 9, Purchaser understands and acknowledges that said financial statements are unaudited and internal financial statements and may be subject to

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changes and adjustments based on actual year ended results of operations. Seller represents that said financial statements, to the best of his knowledge, are true and accurate. Seller shall not under any circumstances exclusive of fraud, misappropriation of intentional omissions, be liable for any deviation or adjustments to said financial statements.

     4.10 Loss of Suppliers or Customers. Purchaser understands and acknowledges that there are no long term customer or supplier agreements and no guaranty that any of Seller's existing suppliers and/or customers will remain suppliers or customers following the sale contemplated hereby. In this regard Seller represents to the best of his knowledge that, other than in the ordinary course of business, there has been no recent loss of suppliers or customers and that there is no anticipated loss of suppliers or customers.

     4.11 Litigation, Proceeding and Applicable Law. There are material actions, suits or proceedings pending or, threatened against or affecting any of the Purchased Assets or the consummation of the transactions contemplated hereby, at law or in equity before or by any governmental authority, instrumentality or arbitrator of any kind, and there is no valid basis for any such action. Purchaser is not assuming any liability with respect to any such actions.

     4.12 Compliance with Law. To the best of Seller's knowledge, Seller is in compliance, in all material respects, with all applicable statutes, rules, regulations, ordinances, codes, and orders as such apply to Seller or the Purchased Assets.

     4.13 Insurance. All of the material insurable properties constituting any part of the Purchased Assets are insured for Seller's benefit and will be so insured through the Closing Date, in amounts and against risks customary in the Seller's business.

     4.14 Consents and Approval. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     4.15 Disclosure. To the best of Seller's knowledge no representation or warranty of Seller contained in this Agreement, and no statement contained in any schedule, exhibit or list furnished to Purchaser pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact.

                                   ARTICLE 5.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     5.1 Authorization. Purchaser has full legal authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

     5.2 Consents and Approvals. No consent, approval or authorization or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby.

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     5.3 Disclosure. To the best of Purchaser's knowledge no representation or warranty of Purchaser contained in this Agreement, and no statement contained in any schedule, exhibit or list furnished to Purchaser pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact.

                                   ARTICLE 6.

              ACTIONS BY SELLER AND PURCHASER PRIOR TO THE CLOSING

     Seller and Purchaser covenant as follows for the period from the date hereof through the Closing Date:

     6.1 Maintenance of Purchase Assets. Without limiting the generality of the foregoing, Seller shall maintain the Purchased Assets in their current state of repair and maintain insurance covering the Purchased Assets comparable to that in effect on the date hereof.

     6.2 Due Diligence and Assess to Information.

          (a) Purchaser acknowledges that commencing on the execution hereof and continuing for a period which will expire at 5:00 p.m. Pacific Time on the fifteenth (15th) day following execution (i.e. December 9, 2004, (the "Due Diligence Period"), Purchaser shall conduct, its examinations, inspections, testing, studies and investigations (herein collectively called the "Due Diligence") of the Business, information regarding the Business and such documents applicable to the assets of the Business. During regular business hours, Purchaser may conduct such due diligence activities, inspections, and studies of the Business as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Business (including, with regard to the premises, the physical condition , use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters), and any other matters it deems necessary or appropriate for purposes of consummating this transaction. In order to complete such Due Diligence, Purchaser through its designated representative, David Keaveney and Mary Daniel will have reasonable access to the books, records, and agreements concerning the Business and Seller will make good faith efforts upon Purchaser's reasonable request to provide Purchaser with other relevant or necessary information with respect to the Business. Purchaser's designated representative will conduct its due diligence solely through Seller's representative, Ron Adams. Purchaser will not directly or indirectly contact any employees, agents, suppliers or customers of Seller without the expressed authorization, consent and presence of Ron Adams, which consent and authorization Ron Adams can withhold in his sole discretion. Purchaser agrees to hold in confidence any information gathered from its inspection of the Seller's books and records (Purchaser may disclose any such information to its professional advisors, lenders, partners, and investors). The Due Diligence shall be at Purchaser's sole cost and expense.

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          (b) Seller acknowledges that commencing on the execution hereof and continuing for a period which will expire at 5:00 p.m. Pacific Time on the fifteenth (15th) day following execution (i.e. December 9, 2004, (the "Due Diligence Period"), Seller shall conduct such its examination, inspections and due diligence with regard to Purchaser (herein collectively called the "Due Diligence") of the Purchaser, information regarding the Purchaser, its principals and guarantors and such documents applicable to the Purchaser. Seller may conduct such due diligence activities as it deems necessary or appropriate to its full satisfaction all facts, circumstances, and matters relating to the Purchaser, its principals and its guarantors and any other matters it deems necessary or appropriate for purposes of consummating this transaction. In order to complete such Due Diligence, Seller through its designated representative, Ron Adams will have reasonable access to the books, records, and agreements concerning the Purchaser and Purchaser will make good faith efforts upon Seller's reasonable request to provide Seller with other relevant or necessary information with respect to the Purchaser, its principals and guarantors. Seller agrees hold in confidence any information gathered from its inspection pertaining to the Purchaser, its principals and guarantors (Seller may disclose any such information to its professional advisors, lenders, partners, and investors). The Due Diligence shall be at Seller's sole cost and expense.

          (c) If during the Due Diligence period, Purchaser or Seller in their sole and absolute discretion choose not to proceed with this transaction then such party shall provide written notice of the termination of this agreement to the other party, prior to the expiration of the Due Diligence period, and the party terminating this Agreement shall be responsible for the payment of all costs and expenses of Escrow Holder, including any expenses and fees incurred by Escrow Holder with regard to complying with the Bulk Sales Act and obtaining any such tax clearance certificates. If this agreement is terminated by either party during the Due Diligence Period then the parties shall have no further obligations to proceed with the transaction contemplated hereby, and the parties hereby release each other from any and all obligations hereunder.

     6.3 Consents and Best Efforts. Except as otherwise set forth herein, as soon as practicable, Seller will commence to take all reasonable actions and use its best efforts to obtain all consents, approvals, releases, agreements of, and to give all notices and make all filings with, any third parties, necessary to authorize, approve or permit the full and complete sale of the Purchased Assets to Purchaser free and clear of all liens and encumbrances. Seller and Purchaser shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

     6.4 Best Efforts. Seller shall use its reasonable best efforts to cause all conditions in Article 7., hereof to be satisfied, and Purchaser shall use its best efforts to cause all the conditions in Article 8., hereof to be satisfied.

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                                   ARTICLE 7.

                       CONDITIONS TO SELLER'S OBLIGATIONS

     The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     7.1 Representations, Warranties and Covenants. To the best of Purchaser's knowledge all representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and Purchaser shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

     7.2 Consents. To the best of Purchaser's knowledge all consents, approvals and waivers from governmental authorities and other parties, necessary to permit Seller to transfer the Purchased Assets to Purchaser as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller.

     7.3 Delivery of Documents. Purchaser shall have delivered to Seller through Escrow Holder, the purchase price in cash or cash equivalent, the fully executed Secured Promissory Note along with a fully executed Security Agreement, a UCC-1 Financing Statement securing the Purchaser's Secured Note, and a fully executed duplicate original of the Lease, all as attached hereto.

                                   ARTICLE 8.

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

     The obligations of Purchaser to consummate the transactions provided for hereby are subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     8.1 Representations, Warranties and Covenants. To the best of Seller's knowledge all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and Seller shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

     8.2 Consents. To the best of Seller's knowledge all consents, approvals and waivers from any third parties necessary to permit Seller to transfer the Purchased Assets to Purchaser as contemplated hereby, shall have been obtained, unless the failure to obtain any such consent, approval, or waiver would not have a material adverse effect upon Purchaser and would not restrict the transferability of any Purchased Asset.

     8.3 No Governmental Proceeding or Litigation. To the best of Seller's knowledge no suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially and adversely to affect the right or ability of Purchaser to own, operate or possess after the Closing, or the value after the Closing of the Purchased Assets of Seller being acquired by Purchaser hereunder or which could reasonably be expected to result in any material liability of Purchaser.

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     8.4 General Due Diligence. Purchaser shall have completed, with results satisfactory to him in his reasonable discretion, his due diligence and investigation of the Purchased Assets.

     8.5 Delivery of Clear Title. Seller shall be able to deliver the Purchased Assets and a Bill of Sale vesting title in said Purchased Assets in Purchaser in the form of Exhibit 6 attached hereto.

     8.6 Delivery of Documents. Seller shall have delivered to Purchaser through Escrow Holder, a fully executed duplicate original of the Lease attached hereto.

     8.7 Verification and Confirmation of the Purchased Assets. Purchaser and Seller have confirmed and verified and signed-off on a list of the Purchased Assets being sold under this agreement.

                                   ARTICLE 9.

                               COVENANTS OF SELLER

     9.1 Offset of Creditor, Supplier, Warranty, Tax, or other Claims Against Note. Any of the obligations of Seller, to provide indemnification to the Purchaser pursuant to this Agreement, or as a result of any whatsoever that effects the Purchased Assets, including without limitation, any claim by a creditor, supplier, warranty, tax, employee or contractor, may be offset against the Purchaser Note delivered pursuant to this Agreement, up to the entire principal amount thereof, if Purchaser determines in good faith that such amount is due and gives written notice to Shareholder stating the amount claimed and that it is claimed as a result of a representation of warranty of the Seller as set forth in this Agreement. Seller may dispute such claim in accordance with the dispute resolution procedures set forth in paragraph 9.2 below, provided, that such dispute shall not permit Seller to receive any portion of the amounts to be offset pursuant to such notice unless and until such dispute has been resolved in Seller's favor. Any attorneys' fees due to Purchaser under Section
9.2 may also be offset against the Purchaser Note.

     9.2 Disputes - of Claims of Offset. All claims for indemnity payments under this Agreement, or Offset under paragraph 9.1 shall be made in writing (a "Notice of Claim of Offset"). In the event Seller wishes to dispute a Notice of Offset the Seller shall notify the Purchaser in writing as to the amount of the claim that is disputed (the "Notice of Offset Dispute"). If no Notice of Offset Dispute is given within fifteen (15) days after the date on which the Notice of Offset is given the amount specified in the Notice of Offset shall be final and conclusive. If the parties cannot agree on the amount due within fifteen (15) days after the date on which the Notice of Offset Dispute is given, such disagreement shall be referred for resolution to a single arbitrator who is mutually agreed upon by the Seller and Purchaser (the "Arbitrator"). If the parties cannot agree on the Arbitrator within twenty five (25) days after the Notice of Offset Dispute is given the Arbitrator shall be chosen by the President of the American Arbitration Association for the office situation in Scottsdale, Arizona or the nearest office of the American Arbitration Association. The decision of the Arbitrator shall be given in writing to Seller and Purchaser within thirty days after the Arbitrator is chosen, and such decision shall be final and binding on the parties. The fees of the Arbitrator shall be shared equally by the Seller and Purchaser. Any meetings with or proceedings before the Arbitrator shall be held in Scottsdale, Arizona. The powers of the Arbitrator under this subsection shall be limited to determination of amounts due under a Notice of Offset and Notice of Offset Dispute. The award of the Arbitrator shall state which party is the "Prevailing Party". The Prevailing Party shall be entitled to receive from the other party its reasonable attorneys' fees in connection with the arbitration. If Seller is the "Prevailing Party" and if a determination is made that amounts are payable to Seller which have been wrongfully offset by Purchaser from payments due under the Purchaser Note, then Seller shall be entitled to interest on the amount withheld from the date due under the Purchaser Note until the wrongfully offset amount is paid in full at the rate of eight percent (8%) per annum. Time is of the essence of the provisions of Section 9.2. Judgment on the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof.

                                   ARTICLE 10.

                ACTIONS BY SELLER AND PURCHASER AFTER THE CLOSING

     10.1 Indemnification by Seller. Seller shall indemnify, save and hold harmless Purchaser, its affiliates and subsidiaries, and its respective employees, representatives, officers, directors and agents from and against any and all costs, losses (including, without limitation, diminutions in value), liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in investigation, defense or settlement of any of the foregoing, incurred in connection with or arising out of or resulting from or incident to:

          (a) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Seller in or pursuant to this Agreement;

          (b) any liability, obligation or commitment of any nature (absolute, accrued, contingent or otherwise) of Seller or relating to Seller and not specifically assumed by Purchaser pursuant to this Agreement; and

          (c) any act or omission of Seller related to the Purchased Assets before the Closing Date.

     10.2 Indemnification by Purchaser. Purchaser shall indemnify and save and hold harmless Seller, its affiliates and subsidiaries, and its and their respective employees, representatives, officers, directors and agents from and against any and all costs, losses (including, without limitation, diminutions in value), liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in investigation, defense or settlement of any of the foregoing, incurred in connection with or arising out of or resulting from or incident to:

          (a) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Purchaser in or pursuant to this Agreement;

          (b) any liability or obligation specifically assumed by Purchaser pursuant to this Agreement; and

          (c) any act or omission of Purchaser related to the Purchased Assets after the Closing Date.

     10.3 Further Assurances. On and after the Closing Date, Seller and Purchaser will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Purchaser in possession and operating control of the Purchased Assets.

     10.4 Taxes.

          (a) Purchaser shall pay all sales and use taxes applicable to the sale of the Purchased Assets (and any deficiency, interest or penalty asserted with respect thereto), or shall deliver to Escrow Holder, Purchaser's Resale Number exempting Purchaser from paying said sales tax.

          (b) Personal property taxes, if any, relating to the Purchased Assets shall be prorated between Seller and Purchaser as of the Closing Date (with Seller being responsible for such items for all periods ending on or before the Closing Date and Purchaser being responsible for such items thereafter), and Seller and Purchaser each agree to pay its respective share of such items when due.

     10.5 [INTENTIONALLY DELETED]

     10.6 Covenant Not To Compete. For a period of five (5) years following the Closing Date, Seller will not directly or indirectly open a new business that competes, directly or indirectly, with the business of Purchaser within an eighty (80) mile radius of the Business Premises.

     The parties acknowledge and agree that the time, scope, geographic area and other provisions of this Section 10.6 have been specifically negotiated by sophisticated, commercial parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances. Purchaser and Seller further agree that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Section 10.6 is unenforceable because any of the restrictions herein are unreasonable, or for any other reason, the maximum restrictions of time, scope or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable. In the event of breach by Seller of any provision of this Section 10.6, Seller acknowledges that such breach will cause irreparable damage to Purchaser, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law for any such breach will be inadequate.

     Accordingly, Purchaser shall be entitled, in addition to any other rights or remedies existing in its favor, to obtain, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce, or prevent breach or, any such provision.

     10.7 Seller's Consulting Services Post Closing. The parties acknowledge and agree that following Closing, the Seller will provide consulting services regarding the operations of the business, (the "Consulting Services") to the Purchaser, from time to as requested by Purchaser during regular business hours, The Seller agrees to provide up to 10 hours of consulting services per week at no additional cost for a period of three (3) months commencing from the Closing Date.

     10.8 Survival of Representations; Covenant Claims Limitation. The representations and warranties in this Agreement of the Seller set forth in
Article 4. hereof, shall survive the Closing Date for a period through the full satisfaction of the Purchaser Note attached hereto as Exhibit 4, and shall then terminate; provided, however, that any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination.

                                   ARTICLE 11.

                                  MISCELLANEOUS

     11.1 Termination. If any condition precedent to Seller's obligations hereunder is not satisfied and such condition is not waived by Seller at or prior to the Closing Date, or if any condition precedent to Purchaser's obligations hereunder is not satisfied and such condition is not waived by Purchaser at or prior to the Closing Date, Seller or Purchaser, as the case may be, may terminate this Agreement at its option by notice to the other party, as the case may be, unless such party shall be in default under its obligations hereunder. In the event of the termination of this Agreement by either party as above provided, neither party shall have any liability hereunder of any nature whatsoever to the other party, including any liability for damages, unless either party is in default under its obligations hereunder, in which event the party in default shall be liable to the other party for such default, for such damages resulting from such default. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

     11.2 Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto shall not be affected by any investigation or opportunity or right to investigate, and shall survive the Closing. Seller and Purchaser agree to execute any documents which are needed by the other at any time after Closing to confirm the terms of this Agreement.

     11.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Purchaser, or by Purchaser without the prior written consent of Seller, except that Purchaser may, without such consent, assign all such rights and obligations to a wholly-owned subsidiary or subsidiaries of Purchaser or to a successor to the business of Purchaser or the business presently being conducted by Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

     11.4 Notices. Unless otherwise provided herein, any notice request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

                  If to the PURCHASER to:
                  ----------------------
                  Scottsdale Diecast, Inc.
                  Attn: David Keaveney
                  P.O. Box 26496
                  Scottsdale, AZ 85255

                  If to the SELLER to:
                  -------------------
                  ScaleCars, Ltd.
                  Attn: Ron Adams
                  16055 North Dial Blvd. Suite 5
                  Scottsdale, AZ 85260

     or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

     11.5 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Arizona, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     11.6 Entire Agreement; Amendments and Waivers. This Agreement and the attached Exhibits constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties with respect thereto. No supplement, amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

     11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.8 Expenses. Except as set forth below, each party hereto shall pay its own expenses incident to this Agreement and to action taken in preparation for carrying this Agreement into effect.

     11.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be to any extent invalid, illegal or unenforceable in any respect, such provision shall be construed as if it were written in such a way as to be to the greatest extent possible valid, legal and enforceable, so as to effectuate to the greatest extent possible the parties' intent, and such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.10 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of the Agreement.

     11.11 Attorney Fees. If any action or other proceeding, in law or in equity, is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover its or their reasonable attorney's fees and other costs incurred in that arbitration, action or proceeding, in addition to any other relief to which it is or may be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth opposite their name below.

                                     Seller

                                                ScaleCars, Ltd



Dated: 11/23/04                                 /s/ Ron Adams
                                                -------------------------------
                                                By: Ron Adams
                                                Its: President

                                    Purchaser

                                                Scottsdale Diecast, Inc.



Dated: 11/23/04                                 /s/ David Keaveney
                                                -------------------------------
                                                By:  David Keaveney
                                                Its:  President


                                                Ten Stix, Inc.

Dated: 11/23/04                                 /s/ David Keaveney
                                                -------------------------------
                                                By:  David Keaveney
                                                Its:  President

                                    EXHIBIT 1

                                 EXCLUDED ASSETS

                                None To Be Listed

                                    EXHIBIT 2

                      TRADE NAME, WEBSITE AND URL ADDRESSES

ScaleCars.com
ScaleCars.net
ScaleCars.org
ScaleCar.com
ScaleCar.net
e-ScaleCars.com
ScaleCars.info
Scale-Cars.net
ScaleCarsOnline.com
DiecastScaleCars.com
Diecast-ScaleCars.com
Ewa-Cars.com
Miniaturecarsusa.com
Ferrarimodels.com
Diecast.bz
DiecastChat.com

                                    EXHIBIT 3


EQUIPMENT, FURNITURE, FIXTURES, ASSETS, RACKS, MACHINERY TRADE FIXTURES, MISCELLANEOUS SUPPLIES, INVENTORY, ASSETS, EXISTING RENTAL CONTRACTS AND TANGIBLE AND INTANGIBLE PERSONAL PROPERTY

                                    EXHIBIT 4

                            PURCHASER PROMISSORY NOTE

                                    EXHIBIT 5

                                    FORM 8594

                                    EXHIBIT 6

                                  BILL OF SALE

                                    EXHIBIT 7

                                COMMERCIAL LEASE

                                    EXHIBIT 8

                       COPIES OR COMPLETE DESCRIPTIONS OF
                        THE STANDARD TERMS AND CONDITIONS
                    OF SALE IN CONNECTION WITH THE BUSINESS.

                                    EXHIBIT 9


                           COPIES OF 2003 TAX RETURNS